EXHIBIT 23.1

      We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Milacron Inc. Retirement Savings Plan of our report dated February 8, 2001, with respect to the consolidated financial statements and schedule of Milacron Inc. and subsidiaries, included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Cincinnati, Ohio
December 3, 2001